SPECTRX'S LETTER HEAD

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Bill Wells - Media
Thomas H. Muller, Jr. - Financial
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SpectRx, Inc. to List on OTC Bulletin Board

NORCROSS, GA (August 12, 2003) -- SpectRx, Inc. (NASDAQ: SPRX) today announced that its common stock will be listed on the OTC Bulletin Board effective at the open of business August 13, 2003. The company did not meet the $2.5 million shareholder's equity, $35 million market capitalization or net income requirements for continued listing on the NASDAQ SmallCap Market. The Company will continue to trade under the symbol SPRX.

"While we are disappointed with the decision by NASDAQ, it does not affect our business strategy to become a profitable company through the sales of our SimpleChoice insulin delivery products," said Mark A. Samuels, chairman and CEO of SpectRx, Inc. "We have just launched our first insulin pump infusion set product and expect additional product launches over the next several months. Additionally, we continue discussions with potential strategic partners for our continuous glucose monitoring product and are taking steps to obtain funding for our non-invasive cancer detection business," Mr. Samuels said.

The OTC Bulletin Board® (OTCBB) is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter equity securities. For more information visit www.otcbb.com. Some Internet quotation services may list SpectRx's common stock as SPRX.OB.

About SpectRx

SpectRx, Inc. (NASDAQ: SPRX) is a medical technology company providing innovative detection, monitoring and treatment solutions for the diabetes and cancer healthcare markets. SpectRx is currently marketing its SimpleChoice® line of innovative diabetes management products, which include insulin pump disposable supplies and over-the-counter diabetes testing kits. These FDA-cleared products complement its developmental consumer device for continuous glucose monitoring. SpectRx is also applying its leading-edge biophotonic technology to the early detection of cancer. Products under development include devices to detect and guide treatment of cervical cancer and skin cancer. For more information, visit SpectRx's web sites at www.spectrx.com and www.mysimplechoice.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from SpectRx's actual future experience involving any of or more of such matters and subject areas. SpectRx has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from SpectRx's current expectations regarding the relevant matter or subject area. Such risks and uncertainties include: the ability of SpectRx to continue as a going concern, the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time in SpectRx's reports under the heading "Risk Factors" filed with the SEC, including SpectRx's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and subsequent quarterly reports.

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